Exhibit 99.1
                                      Contact: Craig Dunham
                                      Dynasil Corporation
                                      of America
                                      Phone: (856) 767-4600
                                      Email: cdunham@Dynasil.com


DYNASIL ANNOUNCES ACQUISITION OF OPTOMETRICS LLC


WEST BERLIN, N.J. - March 9, 2005 - Dynasil Corporation of
America (OTCBB: DYSL), fabricator of optical blanks from synthetic fused silica, fused quartz, and other optical materials for the semi-conductor, laser, space and optical components industries is pleased to announce that it has completed the purchase of Optometrics LLC of Ayer, Massachusetts.

Optometrics is a worldwide supplier of quality optical components including diffraction gratings, lenses, thin film filters, laser optics, monochromators, and specialized optical systems and software. The previous owners of Optometrics LLC, Ms. Laura Lunardo and Mr. Frank Denton, signed two year, renewable employment contracts and will continue to actively lead the Optometrics business which will now be Optometrics Corporation. Additionally, Ms. Lunardo is now Dynasil's CFO. The anticipated revenues for the combined companies are expected to exceed $6 million. $700,000 of equity in the form of Dynasil convertible preferred stock was raised from existing and new shareholders to finance the acquisition in addition to bank financing.

Dynasil has been a long term supplier to Optometrics and
glass is a key raw material for Optometrics' products.   Mr.
Craig Dunham, Dynasil President and CEO, had the following comments on the acquisition: "I believe that Optometrics is an excellent addition to Dynasil with Optometrics' record of profitable growth, strong people, and optical customers/markets that fit well with Dynasil. The year is off to a good start with strong orders in both companies. The combination of the two companies is expected to lead to increased profitability for both companies. We look forward to acquiring similar strong companies with growth opportunities and synergy with our current businesses."

Mr. Frank Denton, CEO of Optometrics commented that "We believe that Dynasil and Optometrics have complementary strengths which should auger well for the future and that the sum is much greater than the individual parts."

About Dynasil: Founded in 1960, Dynasil Corporation of
America is a
fabricator of optical blanks from synthetic fused silica, fused quartz and other optical materials.

This news release may contain forward-looking statements usually containing the words "believe," "expect," or similar expressions.
These statements are made pursuant to the safe harbor provisions of the
Private Securities Litigation Reform Act. Future results of operations, projections, and expectations, which may relate to this release, involve certain risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, the factors detailed in the Company's
Annual Report or Form 10-KSB and in the Company's other
Securities and
Exchange Commission filings, continuation of existing market conditions and demand for our products.